UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

PLURIS ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-25579
(Commission File Number)

87-0571853
(IRS Employer Identification No.)

Suite 200 – 1311 Howe Street, Vancouver, British Columbia V6Z 2P3 Canada
(Address of principal executive offices and Zip Code)

604.691.1709
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Definitive Material Agreement

                    On August 28, 2009, Pluris Energy Group Inc. (“Pluris” or the “Company”) entered into a share exchange agreement (the “Agreement”) with Nationwide Energy Portal Inc. of Houston, Texas (“NEP”). NEP owns certain proprietary software which allows electricity brokers to find the least expensive and most efficient electricity provider for their customers.

                    The Agreement will result in the current shareholders of NEP controlling approximately 80% of the Company at closing. Closing is scheduled for September 30, 2009 (the “Closing Date”).

          Under the terms of the Agreement:

1.	NEP management will take over management of the Company on the Closing Date;

2.	NEP will appoint a new Board of Directors for the Company on the Closing Date;

3.

All current Pluris management, officers and directors will resign on or before the Closing Date and all Pluris management, officer and director contracts and agreements will be terminated at or prior to closing, with all severance terms, underlying option agreements and stock appreciation rights agreements being cancelled and all underlying benefits to the cancelled agreement being forfeited by Pluris management, officers and directors;

4.	The Company’s outstanding indebtedness will be reduced to no more than $175,000 on or before the Closing Date;

5.

The Company’s two wholly owned subsidiaries, Pluris Energy Group Inc., a British Virgin Islands company (“PBVI”) and Pluris Sarmiento Petroleo SA, an Argentina company (“PSPSA”) will be divested, along with all obligations, liabilities, business activities, and legal undertakings relating to PBVI and PSPSA prior to the Closing Date, all in accordance with the Asset Purchase and Sale Agreement between Pluris Energy Group Inc. and GT Venture Management AG (the “Asset Purchase and Sale Agreement”), which is attached to the Agreement as Schedule “L”;

6.

The Company will issue to NEP shareholders 150,000,000 common shares of the Company on the Closing Date in exchange for 100% of the common shares of NEP. After the transaction, NEP will be a wholly- owned subsidiary of the Company. Of the 150,000,000 shares to be issued in the transaction, 140,000,000 shares will be held in escrow pursuant to an escrow agreement which must be entered into prior to closing. These shares will be released upon NEP’s management attaining certain revenue goals for the Company. These shares shall retain voting rights; however, these shares shall not be subject to dividends or liquidation distribution until released from escrow.

7.

GT Venture Management AG and Sacha H. Spindler, current Chairman and CEO of the Company, will indemnify the Company, NEP, and its shareholders for certain liabilities up to a maximum of $1,000,000; and

8.

GT Venture Management AG will be retained by the Company for a period of two years subsequent to the Closing Date under a management consulting agreement which must be entered into prior to closing, to provide management consulting and administrative consulting services to the Company by designee Sacha H. Spindler.

                    The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 2.1, and which is incorporated herein by reference.

                    The foregoing description of the Asset Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase and Sale Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

                    On August 29, 2009, pursuant to the Agreement as above described, Pluris sold and transferred 100% of its rights, title and interests in and to its two wholly owned subsidiaries, PBVI and PSPSA, to GT Venture Management AG in exchange for the transfer and assumption of approximately $1.3 million in outstanding debts, obligations, liabilities and accruals due and owing by the Company. For further information, please refer to Exhibit 10.1

                    Also, on August 30, 2009, the Board of Directors of the Company received and accepted a resolution by shareholders holding a majority of the voting power of the Company ratifying the transfer of assets of the Company, booked as at June 30, 2009 in the amount of $38,899 to its previously wholly owned subsidiary PBVI. This transfer was undertaken on the basis of an understanding amongst GT Venture Management AG and the Company that the assets would be used by PBVI as the consideration for the PBVI’s issuance of a series of preferred shares with terms similar to those underlying the series B preferred shares of the Company that are to be cancelled pursuant to the Agreement. PBVI will issue the preferred shares to certain of the holders of the cancelled series B preferred shares of the Company at or prior to the Closing Date. A copy of the shareholder resolution of holders of Series B preferred shares of Pluris Energy Group Inc. is attached hereto as Exhibit 99.1

Item 3.03 Material Modification to Rights of Security Holders

                    Pursuant to the Agreement, all series B preferred shares must be cancelled on or before closing. This will result in the triggering of the liquidation provisions underlying the terms of the Certificate of Designation of the Series B Preferred Shares, as filed with the Nevada Secretary of State.

Item 9.01 Financial Statements and Exhibits

                    Financial statements for the acquired business will be filed on an amended Form 8-K within 71 days of the date that a current report must be filed after the Closing Date.

(d)                Exhibits

2.1	Share Exchange Agreement between Pluris Energy Group Inc. and the Shareholders of Nationwide Energy Portal, Inc.

10.1	Asset Purchase and Sale Agreement between Pluris Energy Group Inc. and GT Venture Management AG

99.1	Shareholder Resolution of Holders of Series B Preferred Shares of Pluris Energy Group Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURIS ENERGY GROUP INC.

By:   /s/ Sacha H. Spindler
         Sacha H. Spindler
         Chief Executive Officer, Chairman and Director

Dated: August 31, 2009